                                               Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-35398
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 2, 2000)

                                  $250,000,000

                                (COX RADIO LOGO)
                          6.625% SENIOR NOTES DUE 2006
                               ------------------

     The notes will bear interest at the rate of 6.625% per year. We will pay interest on the notes on February 15 and August 15 of each year, beginning on August 15, 2001. The notes will mature on February 15, 2006. We may redeem some or all of the notes at any time at the redemption price described under the caption "Description of Notes - Optional Redemption."

     The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER NOTE           TOTAL
                                                              --------        ------------
Public Offering Price                                          99.811%        $249,527,500
Underwriting Discount                                           0.600%        $  1,500,000
Proceeds to Cox Radio (before expenses)                        99.211%        $248,027,500

    Interest on the notes will accrue from February 15, 2001 to the date of delivery.

                               ------------------

     The underwriters expect to deliver the notes to purchasers on or about February 15, 2001.

                               ------------------

SALOMON SMITH BARNEY                                         MERRILL LYNCH & CO.

BNY CAPITAL MARKETS, INC.
                  COMMERZBANK CAPITAL MARKETS CORP.
                                    DRESDNER KLEINWORT WASSERSTEIN
                                                  FIRST UNION SECURITIES, INC.

February 12, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Cox Radio, Inc..............................................   S-1
Recent Developments.........................................   S-2
Use of Proceeds.............................................   S-3
Ratio of Earnings to Fixed Charges..........................   S-3
Capitalization..............................................   S-4
Selected Consolidated Financial Information and Other
  Data......................................................   S-5
Selected Unaudited Pro Forma Combined Financial
  Information...............................................   S-6
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   S-8
Description of Notes........................................  S-12
Certain United States Federal Tax Considerations............  S-16
Underwriting................................................  S-22
Legal Matters...............................................  S-23

                            PROSPECTUS
Cox Radio, Inc..............................................     1
The Cox Radio Trusts........................................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Capital Stock................................     4
Description of Debt Securities..............................     6
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    29
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Preferred Securities Guarantees...........................    41
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    42
Plan of Distribution........................................    43
Legal Matters...............................................    43
Experts.....................................................    44
Where You Can Find More Information.........................    44
Information Incorporated by Reference.......................    44

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results could differ materially from those contemplated by these forward-looking statements as a result of various risk factors such as competition within the radio broadcast industry, advertising demand in our markets, competition for audience share, our ability to execute our Internet strategy effectively, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, litigation and risks of non-approval or delays in the issuance of licenses by the Federal Communications Commission, which we refer to as the "FCC," and those risks described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 1999, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained or incorporated in this prospectus supplement or the accompanying prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the risk factors referred to above.

                                COX RADIO, INC.

     We are one of the largest radio broadcasting companies in the U.S. We focus primarily on maximizing the revenues and broadcast cash flow of our radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets.

     As a result of our management, programming and sales efforts, our radio stations are characterized by strong ratings and above average power ratios, which are the ratios of advertising revenues to ratings. In addition, we have a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Our senior operating management is comprised of five individuals with an average of over 27 years of experience in the radio broadcasting industry. We believe that our experienced senior management team is well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     Our stations are diversified in terms of format, target audience, geographic location and stage of development. We believe that a number of our stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. We believe these stations can achieve significant broadcast cash flow growth by employing our operating strategy. We believe that our portfolio of stations in different stages of development enables us to maximize our growth potential.

     We operate our stations in clusters to:

     - enhance net revenue growth by increasing the appeal of our radio stations to advertisers and enabling our stations to compete more effectively with other forms of advertising; and

     - achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses.

     In addition, we have demonstrated an ability to acquire underperforming stations with turnaround potential and develop them into ratings and revenue leaders. We have achieved this through our management philosophy, which emphasizes:

     - market research and targeted programming;

     - a customer-focused selling strategy; and

     - marketing and promotional activities.

     This management philosophy is designed and coordinated by our experienced senior operating management and implemented on a local level by our station managers. We invest significant resources to identify and train local managers who are given:

     - responsibility for day-to-day operations of our stations; and

     - flexibility to develop policies that will improve station performance and establish long-term relationships with advertisers and listeners.

     During the last several years, we have implemented our clustering strategy through the acquisition and disposition of radio stations in several existing markets and by building new clusters through acquisitions in select new markets. We intend to continue to make strategic acquisitions and dispositions in the markets in which we operate. We may also make opportunistic acquisitions in additional markets where we believe that we can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in these additional markets, we intend to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between 10 and 70 in terms of radio advertising revenues. We believe that such markets offer the greatest potential for growth relative to the cost of entry. We also believe that we will have the financial resources and management expertise to continue to pursue our clustering strategy.

     Cox Enterprises, Inc. indirectly owns approximately 63% of the common stock of Cox Radio through its wholly owned subsidiary, Cox Broadcasting, Inc., and has approximately 94% of the voting power of Cox Radio.

     Our principal executive offices are located at 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319. Our telephone number is (404) 843-5000.

                              RECENT DEVELOPMENTS

     In February 2001, we acquired WDYL-FM serving Richmond, Virginia and WJMZ-FM and WPEK-FM serving Greenville, South Carolina for a total of $52.5 million in cash.

     In February 2001, we entered into a joint sales agreement to provide sales and marketing services for WARV-FM, also serving the Richmond, Virginia market.

     In February 2001, we disposed of WHOO-AM serving Orlando, Florida for $5 million in cash.

     In February 2001, we entered into an agreement to dispose of the assets of KGTO-AM serving Tulsa, Oklahoma for $0.5 million in cash. This station will be operated by the buyer under a time brokerage agreement. Pending customary regulatory approvals, we anticipate consummating this transaction in the second quarter of 2001.

2000 FINANCIAL RESULTS

     On February 8, 2001, we announced that net revenues for the year ended December 31, 2000 increased $68.9 million to $369.4 million, a 22.9% increase over 1999. Station operating expenses increased $37.7 million to $221.6 million, an increase of 20.5% over 1999. Broadcast cash flow increased $31.2 million to $147.8 million, a 26.8% increase over 1999.

     On a same station basis, net revenues for 2000 increased $34.6 million to $253.0 million, an increase of 15.8% over 1999. Broadcast cash flow increased $23.4 million to $102.3 million, an increase of 29.6% over 1999. Broadcast cash flow margin increased to 40.4% for 2000 from 36.1% for 1999.

     We also announced that net revenues for the fourth quarter of 2000 increased $21.0 million to $102.8 million, a 25.7% increase over the fourth quarter of 1999. Station operating expenses increased $11.2 million to $60.1 million, an increase of 22.9% over the fourth quarter of 1999. Broadcast cash flow increased $9.8 million to $42.7 million, an increase of 29.8% over the fourth quarter of 1999.

     On a same station basis, net revenues for the fourth quarter of 2000 increased $10.4 million to $90.2 million, an increase of 13.0% over the fourth quarter of 1999. Broadcast cash flow increased $7.4 million to $39.6 million, an increase of 23.0% over the fourth quarter of 1999. Broadcast cash flow margin increased to 43.9% for the fourth quarter of 2000 from 40.4% for the fourth quarter of 1999.

                                USE OF PROCEEDS

     We expect to receive aggregate net proceeds from the sale of the notes of approximately $247.7 million, after deducting the underwriting discount and estimated offering expenses payable by us. We will use these proceeds to repay outstanding indebtedness under our credit facilities and for our general corporate purposes. The interest rate on our credit facilities as of September 30, 2000 was 7.13%.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                             NINE MONTHS ENDED
           YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
    -------------------------------------    ------------------
    1995    1996    1997    1998    1999      1999       2000
    ----    -----   -----   -----   -----    -------   --------
    3.20x   5.86x   8.03x   3.38x   4.85x     5.63x     22.09x

     Earnings for the years ended December 31, 1996, 1997 and 1999 and for the nine months ended September 30, 1999 and 2000 include $2.0 million, $49.1 million, $40.5 million, $40.5 million and $475.3 million, respectively, of net gains on sales and exchanges of radio stations. There were no sales or exchanges of radio stations for the years ended December 31, 1995 and 1998.

     For purposes of this computation, earnings are defined as income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the sum of:

          - interest cost, including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness; and

          - estimated interest component of rent expense.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000
(i) on an historical basis and (ii) as adjusted to give effect to this offering and application of the aggregate net proceeds.

     This table should be read in conjunction with, and is qualified by reference to, the "Selected Consolidated Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                 SEPTEMBER 30, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                               (DOLLARS IN THOUSANDS)
LONG-TERM DEBT(A):
  Credit facilities(b)......................................  $  580,000    $  332,272
  6.250% notes due 2003.....................................      99,962        99,962
  6.375% notes due 2005.....................................      99,808        99,808
  6.625% senior notes due 2006..............................          --       249,528
  Other long-term debt......................................         167           167
                                                              ----------    ----------
          Total long-term debt..............................     779,937       781,737
SHAREHOLDERS' EQUITY:
  Preferred Stock, $.33 par value; 15,000,000 shares
     authorized; none outstanding...........................          --            --
  Class A common stock, $.33 par value; 210,000,000 shares
     authorized; 40,658,397 shares issued and outstanding...      13,418        13,418
  Class B common stock, $.33 par value; 135,000,000 shares
     authorized; 58,733,016 shares issued and outstanding...      19,382        19,382
  Additional paid-in capital................................     609,469       609,469
  Retained earnings.........................................     387,750       387,750
  Less: Class A common stock held in treasury (119,856
     shares at cost)........................................      (1,651)       (1,651)
                                                              ----------    ----------
          Total shareholders' equity........................   1,028,368     1,028,368
                                                              ----------    ----------
          Total capitalization..............................  $1,808,305    $1,810,105
                                                              ==========    ==========

---------------

(a) As of September 30, 2000, amounts due from CEI were $20.2 million.
(b) In September 1997, we entered into interest rate swap agreements pursuant to which we exchanged our floating rate interest obligations on an aggregate of $100 million in principal amount at an average fixed rate of 6.23% per annum having an average maturity of 6.25 years. The estimated fair value of the interest rate swap agreements, based on current market rates, approximated a net receivable of $0.9 million at September 30, 2000.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     We are providing the following financial information and other data to aid you in your analysis of the financial aspects of Cox Radio. You should read this information in conjunction with our historical consolidated financial statements and the related notes contained in our annual, quarterly and other reports and other information that we have filed with the SEC.

     The following selected consolidated financial information for each of the three years in the period ended December 31, 1999 has been derived from our audited historical consolidated financial statements, and the consolidated financial information for the nine months ended September 30, 1999 and 2000 has been derived from our unaudited historical consolidated financial statements.

     "Net revenues" is total revenues less advertising agency commissions. "Broadcast cash flow" consists of net revenues less station operating expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income excluding any gain on sales of assets and radio stations plus depreciation and amortization. "After-tax cash flow" is income before extraordinary items excluding any gain on sales of assets and radio stations plus depreciation and amortization. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under generally accepted accounting principles, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, we believe that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with generally accepted accounting principles, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of our performance under generally accepted accounting principles.

                                                         YEAR ENDED          NINE MONTHS ENDED
                                                        DECEMBER 31,           SEPTEMBER 30,
                                                  ------------------------   -----------------
                                                   1997     1998     1999     1999      2000
                                                  ------   ------   ------   ------    -------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues...................................   $199.6   $261.2   $300.5   $218.7    $ 266.6
Station operating expenses.....................    129.8    167.0    183.9    135.0      161.5
Corporate general and administrative
  expenses.....................................      6.9      8.4     10.1      7.3        9.6
Depreciation and amortization..................     17.4     23.4     29.1     20.7       26.3
Gain on sales of radio stations................    (49.1)      --    (40.5)   (40.5)    (475.3)
                                                  ------   ------   ------   ------    -------
Operating income...............................     94.6     62.4    117.9     96.2      544.5
Interest expense, net..........................      9.4     16.9     22.8     15.8       18.9
Net income.....................................     49.7     23.0     55.3     46.6      301.2
Basic income per common share..................   $ 0.59   $ 0.27   $ 0.64   $ 0.54    $  3.30
Diluted income per common share................   $ 0.58   $ 0.27   $ 0.64   $ 0.54    $  3.28
OTHER OPERATING DATA:
Broadcast cash flow............................   $ 69.8   $ 94.2   $116.6   $ 83.7    $ 105.1
Broadcast cash flow margin.....................     35.0%    36.1%    38.8%    38.3%      39.4%
EBITDA.........................................   $ 62.9   $ 85.8   $106.5   $ 76.4    $  95.5
After-tax cash flow............................     44.1     52.2     62.3     44.6       55.1
Net cash provided by operating activities......     42.2     47.2     56.1     47.8       50.1
Net cash used in investing activities..........    285.1    115.1    179.1    170.7      747.3
Net cash provided by financing activities......    238.5     68.1    131.2    124.2      703.2
Capital expenditures...........................     10.8      6.9      6.7      4.9        7.3
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents......................   $  6.2   $  6.5   $ 14.7   $  7.8    $  20.6
Intangible assets, net.........................    518.9    590.7    829.3    815.2    2,127.3
Total assets...................................    654.6    753.1    986.6    962.1    2,340.1
Total debt (including amounts due from/to Cox
  Enterprises).................................    232.6    269.9    437.2    427.7      759.7
Total shareholders' equity.....................    287.3    313.0    378.7    366.1    1,028.4

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information for the year ended December 31, 1999 has been derived from:

     - our historical consolidated financial statements;

     - the historical combined statements of revenues and direct operating expenses of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM Jacksonville, Florida; WFYV-FM Jacksonville, Florida; WKQL-FM Jacksonville, Florida; WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (which we refer to collectively as the "AMFM Radio Stations");

     - the historical combined statements of revenues and direct operating expenses of KKBQ-FM Houston, Texas and KLDE-FM Houston, Texas (which we refer to collectively as the "Clear Channel Houston Radio Stations");

     - the historical combined statements of revenues and direct operating expenses of WKHK-FM Richmond, Virginia; WMXB-FM Richmond, Virginia; and WKLR-FM Richmond, Virginia while under the ownership of Capstar Broadcasting Corporation (which we refer to collectively as the "Clear Channel Richmond Capstar Radio Stations"); and

     - the historical combined statements of revenues and direct operating expenses of WKHK-FM Richmond, Virginia; WMXB-FM Richmond, Virginia; and WKLR-FM Richmond, Virginia while under the ownership of AMFM Inc. (which we refer to collectively as the "Clear Channel Richmond AMFM Radio Stations").

The complete unaudited pro forma combined financial information for the year ended December 31, 1999, including footnotes, appears in our Current Report on Form 8-K/A, dated August 25, 2000 and filed with the SEC on November 8, 2000.

     In August 2000, we acquired the assets of radio stations KKTL-FM Houston, Texas; KTBZ-FM Houston, Texas; and WTVR-AM (subsequently named WVBB-AM) Richmond, Virginia (which we refer to collectively as the "Clear Channel Assets"). The financial information for the Clear Channel Assets has not been presented in the Form 8-K/A since we have determined that such assets do not constitute businesses under Rule 11-01(d) of Regulation S-X. We do not believe that there is any continuity of operations before and after the acquisition since we did not acquire the revenue stream, customer base, employees or management of these stations.

     On August 25, 2000, we acquired the plant and equipment, intangible assets, and FCC broadcast licenses of the AMFM Radio Stations in exchange for the plant and equipment, intangible assets, and FCC broadcast licenses of KFI-AM and KOST-FM in Los Angeles, California and approximately $3 million in cash. Effective October 1, 1999, we began operating the AMFM Radio Stations pursuant to a time brokerage agreement and AMFM began operating KFI-AM and KOST-AM pursuant to a time brokerage agreement. Since we operated the AMFM Radio Stations, beginning October 1, 1999, the net revenues and direct operating expenses, excluding depreciation and amortization, have been excluded from the results of operations of the AMFM Radio Stations and included in our results of operations. Since AMFM operated KFI-AM and KOST-FM beginning October 1, 1999, the net revenues and direct operating expenses, excluding depreciation and amortization, have been excluded from our results of operations.

     On August 30, 2000, we acquired the plant and equipment, intangible assets, and FCC broadcast licenses of the Clear Channel Richmond AMFM Radio Stations, the Clear Channel Houston Radio Stations and the Clear Channel Assets (which we refer to collectively as the "Clear Channel Radio Stations") for consideration of approximately $380 million.

     The unaudited pro forma combined statement of operations data for the year ended December 31, 1999 has been presented as if the exchange of the plant and equipment, intangible assets and FCC broadcast licenses of KFI-AM and KOST-FM for the plant and equipment, intangible assets and FCC broadcast licenses of the AMFM Radio Stations and the acquisition of the plant and equipment, intangible assets, and FCC broadcast licenses of the Clear Channel Radio Stations (which we refer to collectively as the "Transactions") had been consummated on January 1, 1999.

     The unaudited pro forma combined financial information gives effect to the Transactions under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma combined financial information presented in our Form 8-K/A filed on November 8, 2000. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined financial information. Upon determination of the final fair values of certain assets and liabilities, the actual financial position and results of operations may differ from the unaudited pro forma combined amounts reflected herein because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined financial information and the date on which such final fair values are determined. However, we do not expect that such final determination will have a material impact on its financial position or results of operations.

     The pro forma adjustments presented in the Form 8-K/A do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined entities. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to operating, marketing and general and administrative expenses for any future operating changes.

     The unaudited pro forma combined results are not necessarily indicative of the operating results that would have occurred had the Transactions been consummated on January 1, 1999. In addition, the unaudited pro forma combined results are not necessarily indicative of the combined results of future operations.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................      $346,921
Costs and expenses:
  Operating.................................................        73,875
  Selling, general and administrative.......................       140,034
  Corporate general and administrative......................        10,038
  Depreciation and amortization.............................        72,003
  Gain on sales of radio stations...........................       (40,509)
                                                                  --------
Operating income............................................        91,480
Interest expense, net.......................................       (49,751)
Other expenses -- net.......................................          (348)
                                                                  --------
Income before income taxes..................................        41,381
Income tax expense..........................................        18,081
                                                                  --------
          Net income........................................      $ 23,300
                                                                  ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our unaudited historical consolidated statements of income for the nine month periods ended September 30, 2000 and 1999, which statements are included in and incorporated by reference to our quarterly report on Form 10-Q/A for the quarter ended September 30, 2000.

GENERAL

     The performance of a radio station group such as ours is customarily measured by its ability to generate broadcast cash flow, EBITDA and after-tax cash flow. Broadcast cash flow is defined as net revenues less station operating expenses. EBITDA is defined as operating income excluding the gain on sales of assets and radio stations plus depreciation and amortization. After-tax cash flow is defined as income (loss) before extraordinary items excluding gain on sales of assets and radio stations plus depreciation and amortization. Although broadcast cash flow, EBITDA and after-tax cash flow are not recognized under generally accepted accounting principles, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcasting companies. For the foregoing reasons, we believe that these measures will be useful to investors. However, broadcast cash flow, EBITDA or after-tax cash flow should not be considered to be an alternative to operating income or cash flows from operating activities as a measure of liquidity, each as determined in accordance with accounting principles generally accepted in the United States of America, or an indicator of our performance under generally accepted accounting principles.

     The primary source of our revenues is the sale of local and national advertising. Historically, approximately 73% and 25% of our net revenues have been generated from local and national advertising, respectively. Our most significant station operating expenses are employees' salaries and benefits, commissions, programming expenses and advertising and promotional expenditures.

     Our revenues vary throughout the year. As is typical in the radio broadcasting industry, our revenues and broadcast cash flows are typically lowest in the first quarter and higher in the second and fourth quarters. Our operating results in any period may be affected by the incurrence of advertising and promotional expenses that do not necessarily produce commensurate revenues until the impact of advertising and promotion is realized in future periods.

ACQUISITIONS AND DISPOSITIONS

     During the past several years, we have actively managed our portfolio of radio stations through selected acquisitions, dispositions and exchanges, as well as through the use of local marketing agreements, or LMAs, and joint sales agreements, or JSAs. Under an LMA, the company operating a station provides programming, sales and marketing services. Under a JSA, the company operating a station provides sales and marketing services. The broadcast revenues and operating expenses of stations operated by us under LMAs and JSAs have been included in our operations since the respective dates of such agreements.

     All consummated and pending acquisitions discussed below have been or will be accounted for using the purchase method. As such, the results of operations of acquired stations have been or will be included in our results of operations from the date of acquisition. Specific transactions entered into or consummated by us during the nine months ended September 30, 2000 and through November 7, 2000 are discussed below.

     In January 2000, we acquired the assets of KRTQ-FM (formerly KTFX-FM) in Tulsa, Oklahoma for consideration of $3.5 million. We had been operating this station pursuant to an LMA since January 1999.

     Also in January 2000, we disposed of the assets of KACE-FM and KRTO-FM, serving Los Angeles, California, for consideration of approximately $75 million.

     On April 2, 2000, the LMA for WCNN-AM, serving Atlanta, Georgia, terminated.

     Also in April 2000, we disposed of the assets of KGMZ-FM, serving Honolulu, Hawaii, for approximately $6.6 million. We continue to manage this station's local, regional and national advertising sales efforts under a JSA. In addition, we have provided a guarantee of the buyer's financing for this transaction.

     On May 1, 2000, we acquired the assets of KINE-FM, KCCN-FM and KCCN-AM, serving Honolulu, Hawaii, for consideration of approximately $17.8 million.

     On July 13, 2000, we acquired the outstanding capital stock of Marlin Broadcasting, Inc., which owned radio stations WTMI-FM serving Miami, Florida, WCCC-FM and WCCC-AM serving Hartford, Connecticut, and WBOQ-FM serving Gloucester, Massachusetts, for approximately $125 million. As part of this transaction, we sold those assets of Marlin comprising WCCC-FM, WCCC-AM and WBOQ-FM to certain of the former principals of Marlin for approximately $25 million. We did not recognize any gain or loss on the sale of these assets.

     On August 25, 2000, we acquired the AMFM Radio Stations in exchange for KFI-AM and KOST-FM in Los Angeles, California, plus approximately $3 million. The transaction was accounted for as a purchase business combination with a fair value of $473 million based on an independent appraisal. We recorded a $244.6 million after-tax gain on the transaction in the third quarter of 2000. We have operated the AMFM Radio Stations (other than WYBC-FM) pursuant to an LMA and WYBC-FM pursuant to a JSA since October 1999. We obtained a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of one of the AMFM Radio Stations, WFOX-FM in Atlanta.

     On August 30, 2000, we acquired the Clear Channel Radio Stations for consideration of approximately $380 million.

     Also on August 30, 2000, we acquired the capital stock of Midwestern Broadcasting Company, Inc., which owned WALR-FM, serving Atlanta, Georgia, for $280 million. In a related transaction with Salem Communications Corporation on September 1, 2000, we exchanged the license and transmitting facilities of WALR-FM, as well as the license and transmitting facilities of radio stations KLUP-AM, serving San Antonio, Texas, and WSUN-AM, serving Tampa, Florida, for the license and transmitting facilities of radio station KHPT-FM (formerly KKHT-FM), serving Houston, Texas. We retained the intellectual property of WALR-FM and are broadcasting WALR-FM's programming on our WJZF-FM signal in Atlanta. We have changed WJZF-FM's call letters to WALR-FM.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net revenues for the first nine months of 2000 increased $47.9 million to $266.6 million, a 21.9% increase over the first nine months of 1999. This increase was primarily a result of the acquisition of radio stations in Tampa, Florida; Louisville, Kentucky; Honolulu, Hawaii; Houston, Texas; Richmond, Virginia; Jacksonville, Florida; New Haven, Connecticut; Stamford-Norwalk, Connecticut; Atlanta, Georgia; and Miami, Florida; and offset somewhat by the disposition of radio stations in Syracuse, New York and Los Angeles, California. In addition, significant increases in net revenues at our previously owned radio stations in Atlanta, Georgia; Birmingham, Alabama; Long Island, New York; Orlando, Florida; Southern Connecticut; Tulsa, Oklahoma; and San Antonio, Texas, were realized as a result of continued strong ratings performance.

     Station operating expenses increased $26.5 million to $161.5 million, an increase of 19.6% over the first nine months of 1999. This increase was primarily as a result of the acquisition of radio stations in Tampa, Florida; Louisville, Kentucky; Honolulu, Hawaii; Houston, Texas; Richmond, Virginia; Jacksonville, Florida; New Haven and Stamford-Norwalk, Connecticut; Atlanta, Georgia; and Miami, Florida, as well as higher programming and sales related costs which are driven by ratings and revenues, respectively.

These increases were offset somewhat by the disposition of stations in Syracuse, New York and Los Angeles, California.

     Broadcast cash flow increased $21.4 million to $105.1 million, a 25.6% increase over the first nine months of 1999, for the reasons discussed above.

     Corporate general and administrative expenses increased $2.3 million to $9.6 million, primarily due to higher overhead costs incurred as a result of the increase in number of stations owned and/or operated in 2000.

     Operating income increased $448.4 million to $544.5 million for the first nine months of 2000, primarily as a result of a $429.9 million pre-tax gain recorded on the exchange of KFI-AM and KOST-FM in Los Angeles, California and for the reasons discussed above. In addition, a $46.6 million pre-tax gain was recorded in the first nine months of 2000 on the sale of KACE-FM and KRTO-FM in Los Angeles, California. These gains were significantly greater than the $39.8 million pre-tax gain recorded in the first nine months of 1999 on the sale of our stations in Syracuse, New York.

     Interest expense during the first nine months of 2000 increased $7.1 million to $23.4 million as a result of borrowings incurred to complete our acquisitions during 1999 and the first nine months of 2000.

     Net income increased $254.7 million to $301.2 million for the first nine months of 2000, primarily for the reasons discussed above and due to a $0.9 million after-tax non-cash "mark-to-market" unrealized gain related to our interest rate swap agreements in the first nine months of 2000. In addition, a $27.9 million after-tax gain was recorded on the sale of KACE-FM and KRTO-FM in Los Angeles, California and a $244.6 million after-tax gain was recorded on the exchange of KFI-AM and KOST-FM in Los Angeles, California in the first nine months of 2000. These gains were significantly greater than the $23.8 million after-tax gain recorded in the first nine months of 1999 on the sale of our stations in Syracuse, New York.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary source of liquidity is cash provided by operations. Historically, cash requirements have been funded through our operating activities and borrowings under our bank credit facility. For the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999, cash flow from operations increased $2.3 million to $50.1 million, primarily attributable to the net change in working capital accounts. In addition, cash requirements historically have been funded on a temporary basis through intercompany advances under a revolving credit facility with Cox Enterprises. Borrowings, if any, by us under the Cox Enterprises credit facility would typically be repaid by us within 30 days and would accrue interest at Cox Enterprises' commercial paper rate plus 0.4%. Cox Enterprises continues to perform day-to-day cash management services for us.

     On June 30, 2000, we replaced our $300 million, five-year, senior, unsecured revolving credit facility, with a $350 million, five-year, senior, unsecured revolving credit facility and a $350 million, 364-day, senior, unsecured revolving credit facility, each with certain banks, including The Chase Manhattan Bank as the Administrative Agent, Bank of America, N.A. as the Syndications Agent, and Citibank, N.A. as the Documentation Agent. The interest rate for each facility is based on the Federal funds borrowing rate plus 1/2%; the London Interbank Offered Rate plus a spread based on the credit ratings of our senior, long-term debt; or the bid rate for the purchase of certificates of deposit of equal principal amount and maturity plus a spread based on the credit ratings of our senior, long-term debt. Each facility includes a commitment fee on the unused portion of the total amount available of 0.1% to 0.25% based on the credit ratings of our senior, long-term debt. Each facility also contains, among other provisions, defined requirements as to the ratio of debt to EBITDA and the ratio of EBITDA to interest expense. At September 30, 2000, we were in compliance with the covenants. At September 30, 2000, we had approximately $350 million of outstanding indebtedness under the five-year facility with no additional amounts available, and $230 million of outstanding indebtedness under the 364-day facility with $120 million available. The interest rate applied to amounts due under the bank credit facilities was 7.13% at September 30, 2000.

     On June 27, 2000, we consummated a public offering of 8,800,000 shares of our Class A common stock pursuant to our universal shelf registration statement and completed a concurrent private placement of 3,591,954 shares of our Class A common stock directly to Cox Enterprises at the public offering price per share, less underwriting discounts and commissions. We received net proceeds of approximately $344.2 million from this offering to partially finance acquisitions, repay outstanding indebtedness and for general corporate purposes.

     In September 1997, we entered into interest rate swap agreements with certain lenders providing bank financing under our bank credit facility. Pursuant to the interest rate swap agreements, we exchanged our floating rate interest obligations on an aggregate of $100 million in principal amount at an average fixed rate of 6.23% per annum having an average maturity of 6.25 years. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense. The counterparties to these interest rate swap agreements are a diverse group of major financial institutions. We are exposed to credit loss in the event of nonperformance by these counterparties. However, we do not anticipate nonperformance by these counterparties nor would we expect any such loss to be material. The estimated fair value of the interest rate swap agreements, based on current market rates, approximated a net receivable of $1.9 million at December 31, 1999.

     Prior to June 27, 2000, we accounted for the interest rate swap agreements as hedges. In connection with the offering of Class A common stock, we used a portion of the net proceeds from the offering to repay all amounts then outstanding under our bank credit facility. As the interest rate swap agreements were no longer matched with existing debt, we recorded a non-cash mark-to-market unrealized gain as of June 30, 2000 of $2.2 million, which represents the fair value of the interest rate swap agreements at that date. On August 4, 2000, we redesignated these interest rate swap agreements as hedges of floating rate borrowings under our new revolving credit facilities discussed above. Concurrent with the redesignation of these swaps, we recorded a non-cash, mark-to-market unrealized loss of $0.7 million, which represents the difference in the fair value of the interest rate swap agreements from June 30, 2000 to August 4, 2000. The estimated fair value of the interest rate swap agreements, based on current market rates, approximated a net receivable of $0.9 million at September 30, 2000.

     Future cash requirements are expected to include capital expenditures, principal and interest payments on indebtedness and funds for acquisitions. We expect our operations to generate sufficient cash to meet our capital expenditures and debt service requirements. Additional cash requirements, including funds for pending or other acquisitions, will be funded from various sources, including the proceeds from bank financing, this offering and, if or when appropriate, other issuances of debt or equity securities.

                              DESCRIPTION OF NOTES

     The notes will be issued as a separate series of securities under an indenture, dated as of May 26, 1998, between us and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Certain terms used in this section are defined in the indenture.

     The notes constitute debt securities as described in the accompanying prospectus. The following description of the terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities contained in the accompanying prospectus, which we request that you read.

GENERAL

     The notes initially will be limited to $250,000,000 aggregate principal amount and will mature on February 15, 2006. Pursuant to a plan designed to result in a larger, more liquid issue, we may reopen this series of notes and issue additional notes of this series or establish additional terms of this series without consent from the holders of the notes. We expect any additional issuance to occur, if at all, not later than six months after the date of issuance of the notes offered hereby. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

     The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will be obligations of Cox Radio only, and will not be obligations of or guaranteed by any subsidiary of ours. The notes will not be convertible into or exchangeable for our common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange.

     Except as described below, the notes are not redeemable prior to maturity.

PAYMENTS ON THE NOTES

     The notes will bear interest at 6.625% per year from February 15, 2001 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on February 15 and August 15 of each year, beginning August 15, 2001, to the persons in whose names such notes are registered at the close of business on the immediately proceeding February 1 or August 1, as the case may be, whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term business day means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

OPTIONAL REDEMPTION

     We will have the right to redeem the notes at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. We will pay a redemption price equal to the greater of

     - 100% of the principal amount of the notes to be redeemed, and

     - the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued interest thereon to the date of redemption.

     If money sufficient to pay the redemption price of and accrued interest on all of the notes to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

     Comparable Treasury Issue means, with respect to the notes subject to redemption, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining life of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the notes to be redeemed.

     Comparable Treasury Price means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     Quotation Agent means the Reference Treasury Dealer appointed by us.

     Reference Treasury Dealer means, with respect to the notes subject to redemption, each of Salomon Smith Barney Inc., Merrill Lynch Government Securities Inc., their respective successors, and three other primary United States Government securities dealers in The City of New York, referred to as Primary Treasury Dealers, selected by us. If Salomon Smith Barney or Merrill Lynch shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

     Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     Treasury Rate means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

BOOK-ENTRY SYSTEM, FORM AND DELIVERY

     The notes will be issued in the form of one or more fully registered global notes, which we refer to as the "Global Notes". DTC will be the depositary for the Global Notes. The Global Notes will be issued as fully registered notes in the name of Cede & Co., DTC's nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants whose clients have purchased the notes. The participant would then keep a record of its clients who purchased the notes. A note may not be transferred, except that DTC, its nominees and their successors may transfer an entire Global Note to one another.

     The notes will be in book-entry form only, and we will not deliver notes in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a Global Note will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such Global Note or the indenture. Beneficial interests in Global Notes will be shown on, and transfers of beneficial interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Note.

     DTC has provided us with the following information:

     DTC is

     - a limited-purpose trust company organized under the New York Banking Law,

     - a banking organization within the meaning of the New York Banking Law,

     - a member of the United States Federal Reserve System,

     - a clearing corporation within the meaning of the New York Uniform Commercial Code, and

     - a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. These DTC participants are referred to as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfer and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     Other organizations, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

     A number of direct participants, together with the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, own DTC.

     We will wire principal, premium and interest payments to DTC's nominee. The trustee and we will treat DTC's nominee as the owner of the Global Notes for all purposes. Accordingly, the trustee and we will have no direct responsibility or liability to pay amounts due on the notes to owners of beneficial interests in the Global Notes.

     It is DTC's current practice, when it receives any payment of principal, premium or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the Global Notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in street name, will govern payments by participants to owners of beneficial interests in the Global Notes and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Notes represented by a Global Note will be exchangeable for notes in certificated form with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days;

     - an event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes represented by the Global Note advise DTC to cease acting as depositary; or

     - we determine at any time that all notes shall no longer be represented by a Global Note.

     The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

SAME-DAY SETTLEMENT AND PAYMENT

     The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

     The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We intend to treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, HOLDERS WHOSE FUNCTIONAL CURRENCY IS NOT THE U.S. DOLLAR AND PERSONS THAT WILL HOLD THE NOTES AS PART OF A POSITION IN A STRADDLE OR AS PART OF A CONSTRUCTIVE SALE OR A HEDGING, CONVERSION OR OTHER INTEGRATED TRANSACTION, AND IT DOES NOT ADDRESS ASPECTS OF UNITED STATES FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER NON-U.S. TAXING JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING YOUR STATUS AS A U.S. HOLDER OR A NON-U.S. HOLDER (AS DEFINED BELOW), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

     A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

          (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

          (ii) a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

          (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or

          (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may elect to continue to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

     If a partnership holds a note, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

U.S. HOLDERS

     Stated Interest. Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of tax accounting.

     Acquisition Bond Premium. A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased such note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder's tax basis in the note by the amount of the premium amortized during such U.S. Holder's holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market Discount. If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, such note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such a note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note's fair market value. In addition, the U.S. Holder may be required to defer, until the maturity date of such note or its earlier disposition (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such a note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

     Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued and unpaid interest, which are taxed as interest income as described above) and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of such note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

     U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held for more than 12 months. Special rules, and generally lower maximum rates, apply to individuals in lower tax brackets and to individuals who have held, for more than 5 years, capital assets acquired or deemed to have been acquired after December 31, 2000. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

NON-U.S. HOLDERS

     Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will not be subject to the normal 30% United States federal withholding tax if:

          (i) the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI, or any successor form, duly executed under penalties of perjury, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

          (ii) all of the following conditions of the portfolio interest exception are met:

             (A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

             (B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

             (C) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

             (D) either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as securities clearing organizations, banks, or other financial institutions that hold customers' securities) holds the notes in such capacity and timely certifies to us or our paying agent, under penalties of perjury, that statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent with a copy thereof. The foregoing certification may be provided by the Non-U.S. Holder on a properly completed Internal Revenue Service Form W-8BEN or W8-IMY, as applicable, or any successor forms, duly executed under penalties of perjury; provided however, that this exemption shall not apply if either we or our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

     In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     If the interest on the notes is not effectively connected with the conduct of a trade or business within the United States and does not qualify for the portfolio interest exception described above, then the interest will be subject to United States federal withholding tax at a flat rate of 30% or a lower applicable income tax treaty rate upon timely delivery of a properly completed Internal Revenue Service Form W-8BEN, or any successor form, duly executed under penalties of perjury, to us or our paying agent certifying eligibility for the lower treaty rate, provided however, that neither we nor our paying agent have actual knowledge or reason to know that the Non-U.S. Holder is, in fact, not entitled to benefits under such treaty.

     For purposes of the certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons, such as nominees or agents, legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as payment to a U.S. Holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the United States withholding laws. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of such laws, including your eligibility for the benefits of an applicable income tax treaty.

     Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

          (a) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

          (b) the Non-U.S. Holder is an individual that:

             (i) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

             (ii) either (A) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

     Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

     Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of a Non-U.S. Holder generally will be taxed on a net income basis at the graduated rates that are applicable to U.S. Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United

States federal estate tax as a result of such individual's death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in "-- Non-U.S. Holders -- Interest," if such interest had been received by the individual at the time of death.

     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of the notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 31% backup withholding tax applies to a non-corporate U.S. Holder if such person:

          (i) fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

          (ii) furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

          (iii) is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends; or

          (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

     Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

     In the case of a Non-U.S. Holder, under current United States federal income tax law, backup withholding does not apply to payments of interest with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of "-- Non-U.S.
Holders -- Interest" or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are, in fact, not satisfied.

     We must annually report to the Internal Revenue Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     Under current United States federal income tax law, neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period or a foreign partnership with certain connections to the United States.

     If payments of proceeds on the sale or other disposition of the notes were made to or through the foreign office of a broker that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or a U.S. related person, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such person has actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

     Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided, however, that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
------------------------------------------------------------  ----------------
Salomon Smith Barney Inc....................................    $100,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................      75,000,000
BNY Capital Markets, Inc....................................      18,750,000
Commerzbank Capital Markets Corp............................      18,750,000
Dresdner Kleinwort Benson North America LLC.................      18,750,000
First Union Securities, Inc.................................      18,750,000
                                                                ------------
             Total..........................................    $250,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and such concessions may be changed.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY COX RADIO
                                                              -----------------
          Per note..........................................         0.600%

     The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but that they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the notes.

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate the expenses for the offering, which are payable by us, to be approximately $300,000.

     The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, one of the underwriters is an affiliate of the trustee under the indenture.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the notes will be passed upon for Cox Radio by Dow, Lohnes & Albertson, PLLC, Washington, D.C. Shearman & Sterling, New York, New York, will pass upon certain legal matters relating to the offering for the underwriters.

PROSPECTUS

                                  $750,000,000

                                COX RADIO, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                          SUBSCRIPTION RIGHTS WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES
                         JUNIOR SUBORDINATED DEBENTURES

                               COX RADIO TRUST I

                               COX RADIO TRUST II
        TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT PROVIDED IN THIS PROSPECTUS BY

                                COX RADIO, INC.
                            ------------------------

     This prospectus is part of a shelf registration statement which Cox Radio and the Cox Radio Trusts have filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox Radio may offer: shares of Class A common stock, shares of preferred stock; stock purchase contracts to purchase shares of Class A common stock; stock purchase units; unsecured debentures, notes, bonds or other evidences of indebtedness; and warrants or subscription rights to purchase shares of Class A common stock, preferred stock or debt securities; and the Cox Radio Trusts may offer trust preferred securities, all of which securities combined, have an aggregate initial public offering price of $750.0 million, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

     Under the shelf registration process, we may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Cox Radio's debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "CXR."

     In addition to Class A common stock, Cox Radio also has shares of Class B common stock issued and outstanding. The rights of holders of Class A common stock and Class B common stock differ with respect to some aspects of convertibility and voting. Cox Radio will not offer or sell any shares of Class B common stock using this prospectus.

     This prospectus provides a general description of the securities Cox Radio and the Cox Radio Trusts may offer. Each time Cox Radio sells a particular series of debt securities or preferred stock, shares of Class A common stock, stock purchase contracts, stock purchase units, warrants or subscription rights or a Cox Radio Trust sells trust preferred securities, it will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless otherwise specified in the prospectus supplement, the debt securities will be senior debt securities of Cox Radio.

     The prospectus supplement may add, update or change information contained in the prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                           COMMISSION HAS APPROVED OR
DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
                                PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this prospectus is May 2, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cox Radio, Inc..............................................     1
The Cox Radio Trusts........................................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Capital Stock................................     4
Description of the Debt Securities..........................     6
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    29
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures or other Debt
  Securities and the Preferred Securities Guarantees........    41
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    42
Plan of Distribution........................................    43
Legal Matters...............................................    43
Experts.....................................................    44
Where You Can Find More Information.........................    44
Information Incorporated by Reference.......................    44

                             ---------------------

     The principal executive offices of Cox Radio, Inc. and the Cox Radio Trusts are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319, and the telephone number is (404) 843-5000.

                             ---------------------

     This prospectus, as well as information incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                COX RADIO, INC.

     Cox Radio is one of the largest radio broadcasting companies in the U.S. At present, we are focused primarily on maximizing the revenues and broadcast cash flow of our radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets.

     As a result of our management, programming and sales efforts, our radio stations are characterized by strong ratings and above average power ratios. In addition, we have a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Our senior operating management is comprised of five individuals with an average of over 26 years of experience in the radio broadcasting industry. We believe that our experienced senior management team will be well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     Our stations are diversified in terms of format, target audience, geographic location and stage of development. We believe that a number of our stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. We believe these stations can achieve significant broadcast cash flow growth by employing our operating strategy. We believe that our portfolio of stations in different stages of development enables us to maximize our growth potential.

     We operate our stations in clusters to:

     - enhance net revenue growth by increasing the appeal of our radio stations to advertisers and enabling our stations to compete more effectively with other forms of advertising; and

     - achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses.

     In addition, we have demonstrated an ability to acquire underperforming stations and develop them into ratings and revenue leaders. We have achieved this through our management philosophy which emphasizes:

     - market research and targeted programming;

     - a customer-focused selling strategy; and

     - marketing and promotional activities.

This management philosophy is designed and coordinated by our experienced senior operating management and implemented on a local level by our station managers. We invest significant resources to identify and train local managers who are given:

     - the responsibility for day-to-day operations of our stations; and

     - the flexibility to develop policies that will improve station performance and establish long-term relationships with advertisers and listeners.

     During the last several years, we have implemented our clustering strategy through the acquisition of radio stations in several existing markets, and we intend to continue to make acquisitions in the markets in which we operate. In the past, we have primarily acquired underperforming stations. We may also make opportunistic acquisitions in additional markets in which we believe that we can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in additional markets, we intend to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between 10 and 70 in terms of radio advertising revenues. We believe that such markets offer the greatest potential for growth relative to the cost of entry. We also believe that we will have the financial resources and management expertise to continue to pursue our acquisition strategy.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 95.4% of the voting power of Cox Radio. In addition to Cox Radio, Cox Enterprises controls approximately 76.4% of the voting power of a publicly traded broadband communications company, Cox Communications, Inc., and publishes, owns or operates newspapers, television stations, Internet web sites and Manheim Auctions, the world's largest auto auction operator.

                              THE COX RADIO TRUSTS

     Each Cox Radio Trust is a statutory business trust created under Delaware law pursuant to:

     1. a declaration of trust executed by Cox Radio as sponsor for each Cox Radio Trust and by the initial trustees of such Cox Radio Trust; and

     2. the filing of a certificate of trust with the Delaware Secretary of State.

     Each Cox Radio Trust exists for the exclusive purposes of:

     - issuing and selling trust preferred securities representing undivided beneficial interests in the assets of such Cox Radio Trust and trust common securities representing undivided beneficial interests in the assets of such Cox Radio Trust;

     - using the proceeds from the sale of such trust securities to acquire a series of corresponding junior subordinated debentures or other debt securities of Cox Radio; and

     - engaging in only those other activities necessary, advisable or incidental to these purposes.

     Cox Radio's junior subordinated debentures or other debt securities, as the case may be, will be the sole assets of a Cox Radio Trust and, accordingly, payments under the corresponding junior subordinated debentures or other debt securities, as the case may be, will be the sole revenues of that Cox Radio Trust.

     All of the trust common securities of a Cox Radio Trust will be owned by Cox Radio and will rank equally, and payments will be made on trust common securities pro rata, with the trust preferred securities of such Cox Radio Trust, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust resulting from an event of default under the applicable indenture, the rights of Cox Radio as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of trust preferred securities of such Cox Radio Trust. See "Description of Trust Preferred Securities -- Subordination of Trust Common Securities." Cox Radio will acquire trust common securities of each Cox Radio Trust in an aggregate liquidation amount equal to at least 3% of the total capital of that Cox Radio Trust. Each Cox Radio Trust will dissolve on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     Each Cox Radio Trust's business and affairs are conducted by its trustees who are appointed by Cox Radio as the trust common securities holder. Unless otherwise specified in the prospectus supplement, the issuer trustees for each Cox Radio Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, which are referred to as administrative trustees, who are officers or employees of Cox Radio. The Bank of New York, as property trustee, will act as sole indenture trustee under each declaration of trust. The Bank of New York will also act as indenture trustee under any preferred securities guarantee and the junior subordinated debenture indenture. See "Description of Preferred Securities Guarantees," "Description of Debt Securities" and "Description of Junior Subordinated Debentures." The trust common securities holder of a Cox Radio Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities of such Cox Radio Trust will be entitled to appoint, remove or replace such Cox Radio Trust's property trustee and the Delaware trustee. In no event will the holders of trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox Radio as the trust common securities holder. The duties and obligations of the trustees will be governed by the applicable declaration of trust.

     Cox Radio, as issuer of the corresponding junior subordinated debentures or other debt securities, will pay all fees, expenses, debts and obligations, other than payments in respect of trust securities, related to each Cox Radio Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Cox Radio Trust, other than payments in respect of trust securities.

                                USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund our future capital and working capital requirements in excess of internally generated funds.

     The proceeds from the sale of trust preferred securities by a Cox Radio Trust will be invested in either junior subordinated debentures or other debt securities of Cox Radio. Except as may otherwise be described in the related prospectus supplement, Cox Radio expects to use the net proceeds from the sale of such junior subordinated debentures or other debt securities to the applicable Cox Radio Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Cox Radio for the periods indicated:

       YEAR ENDED DECEMBER 31,
-------------------------------------
1995    1996    1997    1998    1999
----    -----   -----   -----   -----
3.20x   5.86x   8.03x   3.38x   4.85x

     For purposes of this computation, earnings are defined as income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost, including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness; and

     - estimated interest component of rent expense.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox Radio's capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox Radio's certificate of incorporation and bylaws. This description is a summary only and is qualified in its entirety by Cox Radio's certificate of incorporation and bylaws, which are incorporated as exhibits to our registration statement of which this prospectus is a part.

     Cox Radio's certificate of incorporation currently authorizes it to issue 70,000,000 shares of Class A common stock, 45,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock.

     As of February 29, 2000, there were outstanding 9,342,074 shares of Class A common stock and 19,577,672 shares of Class B common stock.

     The Cox Radio Board of Directors has approved an increase in the authorized number of shares of Class A common stock, Class B common stock and preferred stock and a three-for-one stock split of the outstanding shares of Class A common stock and Class B common stock. There currently are no outstanding shares of preferred stock. Cox Radio stockholders will vote on the proposed increase in authorized shares of capital stock and the proposed stock split at the Cox Radio annual meeting scheduled for May 11, 2000. If approved by stockholders, the number of authorized shares of Class A common stock, Class B common stock and preferred stock will be increased to 210,000,000 shares, 135,000,000 shares and 15,000,000 shares, respectively, and the stock split will be distributed on May 19, 2000 to stockholders of record on May 12, 2000. In giving effect to the stock split, the par value of the Class A common stock, the Class B common stock and the preferred stock will be reduced from $1.00 per share to $.33 per share and the number of shares reserved for issuance under Cox Radio's various benefit plans will triple. The stock split will not affect the proportionate voting rights of stockholders.

COMMON STOCK

     Except with respect to voting and convertibility, shares of Class A common stock and shares of Class B common stock are identical in all respects.

     Voting. Class A common stock holders are entitled to one vote per share, while Class B common stock holders are entitled to ten votes per share. The Class A common stock holders and the Class B common stock holders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class B common stock voting separately as a class is required:

     - to approve any amendment to Cox Radio's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox Radio's liquidation or a sale of all or substantially all of Cox Radio's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock, and only Class B common stock will be distributed with respect to outstanding Class B common stock. Neither the Class A common stock nor the Class B common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

     Cox Radio has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox Radio does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

     Convertibility of Class B Common Stock into Class A Common Stock. Cox Enterprises holds all of the shares of Class B common stock currently outstanding. Shares of the Class B common stock are convertible at any time, or from time to time, at the Class B stock holder's option, into Class A common stock on a share-for-share basis.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox Radio, whether voluntary or not, the Class A common stock holders and the Class B common stock holders shall be entitled to share ratably, according to their respective interests, in Cox Radio's assets which remain after payment, or provision for payment, of Cox Radio's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox Radio may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox Radio or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

     The debt securities will be issued from time to time in series under an indenture, dated as of May 26, 1998, between Cox Radio and The Bank of New York, as trustee. The indenture was supplemented by a first supplemental indenture, dated as of February 1, 1999, under which CXR Holdings, Inc., a Nevada corporation and a wholly owned restricted subsidiary of Cox Radio, became a guarantor of the debt securities of Cox Radio. A copy of the indenture, as supplemented by the first supplemental indenture, is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The indenture provides that Cox Radio may issue debt securities from time to time in one or more series and does not limit the aggregate principal amount of debt securities Cox Radio may issue. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

     Cox Radio refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     - the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     - the formula, if any, upon which Cox Radio may determine from time to time the principal amount of debt securities outstanding;

     - any date of maturity, which may be fixed or extendible;

     - the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

     - the dates on which any interest will be payable, Cox Radio's right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

     - whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

     - the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox Radio or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Cox Radio will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Cox Radio will have the option to redeem debt securities rather than pay such additional amounts;

     - the subordination provisions, if any, relating to the debt securities;
       and

     - any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox Radio will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

     Cox Radio may issue debt securities from time to time, with the principal amount or the amount of interest payable on any payment date to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox Radio will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless Cox Radio indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Unless Cox Radio specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox Radio specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox Radio may require payment of a sum sufficient to cover any tax or other governmental charges payable.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox Radio as registrar and paying agent with regard to the debt securities. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox Radio in the normal course of business.

RANKING

     Unless Cox Radio specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox Radio and will be direct, unsecured obligations, ranking equally with all of Cox Radio's other unsecured and unsubordinated obligations.

GUARANTEES

     The indenture requires Cox Radio to cause each of its subsidiaries that guarantee, on the date of this prospectus or in the future, indebtedness under Cox Radio's $300 million, five-year, senior, unsecured revolving credit facility, dated as of March 7, 1997, which we refer to as the credit agreement, and indebtedness under any future senior unsecured credit facility of Cox Radio, to fully and unconditionally guarantee, as primary obligors and not merely as sureties, under a guarantee on an unsubordinated, unsecured basis, the due and punctual payment of the principal of, interest on and other amounts payable under the debt securities, when and if the same shall become due and payable. If, however, any guarantor subsidiary is released from its guarantee of indebtedness under the credit agreement or a future credit facility, then such subsidiary will also be immediately released from its obligations under its guarantee without further action by any party.

     Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable guarantor without rendering such guarantee, as it relates to such guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors' rights generally.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox Radio will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens, on restricted property incurred to secure the payment of Indebtedness of Cox Radio or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries that is secured by liens, other than permitted liens, on restricted property would exceed the greater of:

     - $30 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox Radio's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     The foregoing limitation does not apply to:

     - liens existing on the date on which the first series of debt securities is originally issued under the indenture, which we refer to as the closing date;

     - liens granted after the closing date on any assets or capital stock of Cox Radio or its restricted subsidiaries in favor of the holders of the debt securities;

     - liens with respect to the assets of a restricted subsidiary granted by such restricted subsidiary to Cox Radio or another restricted subsidiary to secure Indebtedness owing to Cox Radio or such other restricted subsidiary;

     - liens securing Indebtedness permitted under the "Limitation on Indebtedness of restricted subsidiaries" covenant;

     - liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be incurred under the "Limitation of Indebtedness of restricted subsidiaries" covenant; provided that such liens do not extend to or cover any property or assets of Cox Radio or any restricted subsidiary other than the property or assets securing the Indebtedness being refinanced; or

     - permitted liens.

     Limitation on indebtedness of restricted subsidiaries. Cox Radio will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the restricted subsidiaries would exceed the greater of:

     - $30 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox Radio may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox Radio and its restricted subsidiaries are in compliance with the "Limitation on liens" and "Limitation on Indebtedness of restricted subsidiaries" covenants; and

     - Cox Radio delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox Radio's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox Radio's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that neither Cox Radio nor any guarantor may merge into or consolidate with another entity or convey, transfer or lease all or substantially all of its assets to another entity unless either:

     - Cox Radio or the guarantor is the surviving corporation; or

     - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox Radio's obligations under the debt securities and the indenture or all of the guarantor's obligations under its guarantee and the indenture, as applicable; and

     - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox Radio enters into a highly leveraged transaction.

DEFINITIONS

     Asset acquisition means:

     - an investment by Cox Radio or any of its restricted subsidiaries in any other entity whereby such entity would become a restricted subsidiary or would be merged into or consolidated with Cox Radio or any of its restricted subsidiaries; or

     - an acquisition by Cox Radio or any of its restricted subsidiaries of the property and assets of any entity other than Cox Radio or any of its restricted subsidiaries which property and assets constitute substantially all of a division or line of business of such entity.

     Asset disposition means the sale or other disposition by Cox Radio or any of its restricted subsidiaries, other than to Cox Radio or another restricted subsidiary, of:

     - all or substantially all of the capital stock of any restricted subsidiary; or

     - all or substantially all of the assets that constitute a division or line of business of Cox Radio or any of its restricted subsidiaries.

     Capital stock means, with respect to any entity, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such entity, whether outstanding on the closing date or issued after the closing date.

     Capitalized lease means, as applied to any entity, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such entity as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such entity.

     Currency agreement means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     Default means any event which is, or after notice or passage of time or both would be, an event of default.

     GAAP means such accounting principles as are generally accepted in the United States of America as of the date or time of any particular computation.

     Indebtedness means, without duplication, with respect to any entity:

     - any indebtedness of such entity for borrowed money or indebtedness of such entity evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

     - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     - any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

     The term Indebtedness excludes:

     - any indebtedness of Cox Radio or of any its restricted subsidiaries to Cox Radio or another restricted subsidiary;

     - any guarantee by Cox Radio or any restricted subsidiary of indebtedness of Cox Radio or another restricted subsidiary;

     - trade accounts payable;

     - money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness so long as this money is held to secure the payment of such interest;

     - liabilities for federal, state, local or other taxes; and

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of any governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     The amount of Indebtedness of any entity at any date shall be the outstanding balance at such date of all unconditional obligations described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at that time as determined in conformity with GAAP.

     Interest rate agreement means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of subsidiaries" covenant, the ratio of:

     - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

     to

     - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date;

     provided that, in making the foregoing calculation:

          1. pro forma effect shall be given to any Indebtedness to be incurred or repaid on the date of incurrence of any Indebtedness, referred to as the transaction date;

          2. pro forma effect shall be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Dispositions, that occur from the beginning of the fiscal quarter through the transaction date, referred to as the reference period, as if they had occurred and such proceeds had been applied on the first day of such reference period and, in the case of any Asset Acquisition, giving pro forma effect to any cost reductions Cox Radio anticipates if Cox Radio delivers to the trustee an officer's certificate executed by the Chief Financial Officer of Cox Radio certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and

          3. pro forma effect shall be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition, that:

             - have been made by any entity that has become a restricted subsidiary or has been merged with or into Cox Radio or any restricted subsidiary during such reference period; and

             - would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such entity was a restricted subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such reference period;

             provided that to the extent that paragraph (2) or (3) above requires that pro forma effect be given to an Asset Acquisition of Asset Disposition, such pro forma calculation shall be based upon the fiscal quarter immediately preceding the transaction date of the entity, or division or line of business of the entity, that is acquired or disposed of for which financial information is available.

     Permitted liens means:

     - liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     - statutory and common law liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, under GAAP has been made;

     - liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     - liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations including obligations under franchise agreements, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     - easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Cox Radio or any of its restricted subsidiaries;

     - liens upon real or personal property acquired after the closing date; provided that:

          1. such lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness of restricted subsidiaries" covenant to finance the cost, including the cost of design, development, acquisition, installation, integration, improvement or construction, of the item of property or assets subject to such lien, and such lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

          2. the principal amount of the Indebtedness secured by such lien does not exceed 100% of such cost; and

          3. any such lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     - liens arising from filing Uniform Commercial Code financing statements regarding leases;

     - liens on property of, or on shares of capital stock or Indebtedness of, any entity existing at the time such entity becomes, or becomes a part of, any restricted subsidiary; provided that such liens do not extend to or cover any property or assets of Cox Radio or any restricted subsidiary other than the property or assets acquired;

     - liens in favor of Cox Radio or any restricted subsidiary;

     - liens arising from the rendering of a final judgment or order against Cox Radio or any restricted subsidiary that does not give rise to an event of default;

     - liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     - liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     - liens encumbering customary initial deposits and margin deposits, and other liens that are within the general parameters customary in the radio industry and incurred in the ordinary course of business, in each case, securing Indebtedness under interest rate agreements and currency agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed solely to protect Cox Radio or any of its restricted subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     - liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Cox Radio or any of its restricted subsidiaries in the ordinary course of business in accordance with industry practice;

     - liens resulting from deposits made in connection with any proposed Asset Acquisition; provided that such deposit does not exceed 10% of the estimated purchase price for such Asset Acquisition; and

     - liens on or sales of receivables, including related intangible assets and proceeds thereof where, in the good faith determination of Cox Radio, Cox Radio has received the fair market value of such receivables.

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

     - property which, in the good faith opinion of Cox Radio's board of directors, is not of material importance to the business conducted by Cox Radio and its restricted subsidiaries taken as a whole; and

     - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox Radio and the restricted subsidiaries as of such date.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox Radio or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

          1. a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

          2. a default in the payment of principal of or any premium on any debt security of that series, or any additional amounts payable on any debt security of that series, when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

          3. a default in the deposit of any sinking fund payment when due on the debt securities of that series;

          4. Cox Radio's or the guarantor's failure to comply with their respective obligations under "-- Certain Covenants -- Mergers or sales of assets" above;

          5. Cox Radio's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

          6. failure of Cox Radio or any restricted subsidiary to pay Indebtedness within any applicable grace period after final maturity or acceleration of Indebtedness by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds the greater of $25 million or 30% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries;

          7. certain events of bankruptcy, insolvency or reorganization of Cox Radio or a restricted subsidiary;

          8. Cox Radio's or any restricted subsidiary's failure, within 60 days, to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; or

          9. any other events of default specified for that series of debt securities.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox Radio occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox Radio must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signing officers know of any default that occurred during the previous year. Cox Radio also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox Radio is taking or proposes to take.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, on behalf of all the debt securities and any related coupons of that series, waive any past default or event of default, except:

     - a default in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any of the debt securities or in the payment of any related coupon; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore Cox Radio, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

     - change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts payable in respect of, any debt security of that series;

     - reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon redemption of, any debt security of that series;

     - change the obligation of Cox Radio to pay additional amounts with respect to any debt security of that series or reduce the amount of any debt security of that series provable in bankruptcy;

     - change the redemption provisions of any debt security of that series;

     - change the place of payment or the coin or currency in which the principal of, or any premium or interest on or any additional amounts with respect to any debt security of that series is payable;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security of that series, or, in the case of redemption, on or after the redemption date;

     - reduce the percentage and principal amount of the outstanding debt securities of that series, the consent of whose debt securities holders is required in order to take certain actions;

     - reduce the requirements for quorum or voting by debt securities holders of any series;

     - modify any provisions of the indenture regarding the waiver of past defaults or the waiver of certain covenants by the debt securities holders of any series except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of that series who is affected by the proposed modification or waiver;

     - make any changes to the terms and conditions of the guarantor's obligations that adversely affect the debt securities holders of any series;

     - make any changes that adversely affect the right to exchange any debt security of that series for other securities in accordance with its terms; or

     - modify any of the above.

     Without the consent of any of the debt securities holders, Cox Radio, the guarantor and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption of all obligations of Cox Radio under the debt securities or all obligations of the guarantor under its guarantee and, in each case, the indenture, by any successor entity, as provided in the indenture;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to make any change that does not adversely affect the rights of any debt securities holder;

     - to provide for the issuance of and to establish the form and terms and conditions of a series of debt securities or the form of any certification required to be furnished under the indenture or by the terms of any series of debt securities;

     - to add to the rights of debt securities holders; or

     - to secure the debt securities.

     Under the indenture, Cox Radio and the guarantor are required to provide the trustee with an annual statement as to the performance by Cox Radio and the guarantor of their respective obligations under the indenture and as to any default in such performance. Cox Radio is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

     The indenture does not require the debt securities holders to give consent approving the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox Radio is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox Radio's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Cox Radio may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal, and premium, if any, and interest to the date of such deposit, if such debt securities have become due and payable, or to the date of their stated maturity, upon redemption, upon required repurchase, by declaration or otherwise, as the case may be.

     The indenture provides that, unless the following provisions are made inapplicable to the debt securities of or within any series, Cox Radio may elect either:

          1. defeasance, which means to defease and be discharged from its obligations with respect to the debt securities, except for, among other things:

             - the obligation to pay additional amounts owed to holders of debt securities, if any, and other obligations to register the transfer or exchange of the debt securities;

             - to replace temporary or mutilated, destroyed, lost or stolen debt securities;

             - to maintain an office or agency with respect to the debt securities; and

             - to hold moneys for payment in trust; or

          2. covenant defeasance, which means to be released from its obligations with respect to the debt securities under the covenants described under "Certain Covenants -- Limitation on liens" and "-- Limitation on Indebtedness of restricted subsidiaries" above and its obligations with respect to any other specified covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities.

     Defeasance or covenant defeasance, as the case may be, are conditioned upon the irrevocable deposit by Cox Radio with the trustee, in trust, of an amount in U.S. dollars or government obligations, or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities on their scheduled due date.

     This trust may only be established if, among other things:

     - the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Cox Radio is a party or by which it is bound;

     - no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishing the trust and, for defeasance only, at any time during the period ending on the 123rd day after such date; and

     - Cox Radio has delivered to the trustee an opinion of counsel, as specified in the indenture, to the effect that:

          1. the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; and

          2. such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Cox Radio, a ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

     The term government obligations, for purposes of funding the trust, means securities which are:

          1. direct obligations of the United States of America, for the payment of which its full faith and credit is pledged; or

          2. obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in the case of clauses 1 and 2 above, are not callable or redeemable at the option of the issuer or issuers, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of or any other amount with respect to any such government obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by such depository receipt.

     In the event Cox Radio elects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than an event of default relating to a breach of the related covenant which would no longer be applicable to such debt securities after such covenant defeasance, or with respect to any other covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. Cox Radio would, in that case, remain liable to make payment of such amounts due at the time of acceleration.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox Radio indicates otherwise in the applicable prospectus supplement, Cox Radio will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox Radio may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox Radio is not required to transfer or exchange any debt security selected for redemption. In addition, Cox Radio is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     Cox Radio may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox Radio anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox Radio if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox Radio understands that under existing industry practices, if Cox Radio requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox Radio, the trustee, the registrar or any other agent of Cox Radio, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cox Radio expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox Radio also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     The indenture provides that if:

     - the depositary for any debt securities represented by a registered global security notifies Cox Radio that it is unwilling or unable to continue as depositary, or ceases to be eligible under the indenture and Cox Radio does not appoint a successor depositary within 90 days; or

     - Cox Radio determines that the debt securities of any series will no longer be represented by a registered global security and executes and delivers to the trustee an order to that effect; or

     - an event of default with respect to the debt securities of any series has occurred and is continuing,

then Cox Radio will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox Radio expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox Radio and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act, and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The prospectus supplement will describe the specific terms of each series of junior subordinated debentures offered thereby, including:

     - the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

     - the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

     - the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     - the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

     - the duration of the maximum consecutive period that Cox Radio may elect to defer payments of interest on those junior subordinated debentures;

     - any redemption, repayment or sinking fund provisions;

     - whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox Radio or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

     - any applicable material United States federal income tax consequences;
       and

     - any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

RANKING

     Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures to be issued by Cox Radio and sold to other trusts or other entities to be established by Cox Radio that are similar to the Cox Radio Trusts and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox Radio as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Cox Radio or its subsidiaries. See "-- Subordination." As of December 31, 1999, the aggregate principal amount of senior indebtedness as defined in the junior subordinated debenture indenture was approximately $437.2 million.

FORM, REGISTRATION AND TRANSFER

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of the applicable Cox Radio Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox Radio may designate from time to time, except that at the option of Cox Radio payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

        1. check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures; or

        2. transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

     Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox Radio may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox Radio will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox Radio in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox Radio, be repaid to Cox Radio and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox Radio for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no debenture event of default has occurred and is continuing, Cox Radio will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox Radio must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, Cox Radio may extend such extension period, provided that such extension does not:

     - cause such extension period to exceed the maximum extension period;

     - end on a date other than an interest payment date; or

     - extend beyond the stated maturity of the related junior subordinated debentures.

     Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox Radio may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox Radio must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period; or

     - the date the applicable Cox Radio Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of Cox Radio's election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox Radio may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

     Cox Radio will covenant that if at any time:

        1. there shall have occurred any event of which Cox Radio has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

        2. Cox Radio shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

        3. Cox Radio shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Cox Radio's capital stock; or

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox Radio, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Cox Radio of the debt securities of any subsidiary of Cox Radio, including under any guarantees to be issued by Cox Radio with respect to securities of other Cox Radio trusts or entities to be established by Cox Radio similar to the Cox Radio Trusts, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures other than:

     - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A and Class B common stock of Cox Radio;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     - payments under the preferred securities guarantee;

     - as a result of reclassification of Cox Radio's capital stock or the exchange or conversion of one class or series of Cox Radio's capital stock for another class or series of Cox Radio's capital stock;

     - the purchase of fractional interests in shares of Cox Radio's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - purchases of Class A and Class B common stock related to the issuance of Class A and Class B common stock or rights under any of Cox Radio's benefit plans for its directors, officers or employees or any of Cox Radio's dividend reinvestment plans.

     So long as the trust securities remain outstanding, Cox Radio also will covenant:

     - to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox Radio under the junior subordinated debenture indenture may succeed to Cox Radio's ownership of such trust common securities;

     - to use its best efforts to cause each Cox Radio Trust:

      - to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of such Cox Radio Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust, and

      - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

     - to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

     - not to cause, as sponsor of the Cox Radio Trusts, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of any Cox Radio Trust, except as provided in the declaration of trust.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Cox Radio and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox Radio and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

     - change the stated maturity or reduce the principal of any such junior subordinated debentures;

     - change the interest rate, or the manner of calculation of the interest rate, or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox Radio's right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date");

     - change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

     - change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

     - change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

     - impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

     - change the subordination provisions adversely to the holders of the junior subordinated debentures; or

     - reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

DEBENTURE EVENTS OF DEFAULT

     The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

        1. failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral thereof; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures shall not constitute a debenture event of default; or

        2. failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

        3. if applicable, failure by Cox Radio to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

        4. failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox Radio from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

        5. certain events in bankruptcy, insolvency or reorganization of Cox Radio.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default except:

     - a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

     - a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of the related Cox Radio Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

     - the failure of Cox Radio to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date; or

     - the failure by Cox Radio to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox Radio for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox Radio may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, the applicable Cox Radio Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox Radio in connection with a direct action, Cox Radio shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox Radio shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox Radio to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Cox Radio shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox Radio or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox Radio, unless:

     - in case Cox Radio consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox Radio's obligations under the junior subordinated debentures and the preferred securities guarantee;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the junior subordinated debenture indenture are met.

SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to Cox Radio's obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers' certificates and opinions of counsel, and Cox Radio will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

     - have become due and payable;

     - will become due and payable at maturity or upon redemption within one year; or

     - if redeemable at the option of Cox Radio, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox Radio;

and Cox Radio deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox Radio, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Indebtedness, under the junior subordinated debentures indenture, shall mean:

        1. every obligation of Cox Radio for money borrowed;

        2. every obligation of Cox Radio evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

        3. every reimbursement obligation of Cox Radio with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Cox Radio;

        4. every obligation of Cox Radio issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

        5. every capital lease obligation of Cox Radio which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox Radio's balance sheet;

        6. all indebtedness of Cox Radio, whether incurred on or prior to the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

        7. letters of credit, performance bonds and similar obligations issued in favor of governmental or licensing authorities as a term of a governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

        8. every obligation of the type referred to in paragraphs (1) through
           (7) of another person and all dividends of another person the payment of which, in either case, Cox Radio has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

        9. obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox Radio, whether or not such obligation is assumed by Cox Radio; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     Indebtedness ranking on a parity with the junior subordinated debentures shall mean:

        1. Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox Radio; and

        2. all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox Radio that is a financing vehicle of Cox Radio, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox Radio pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

     - the junior subordinated debentures; and

     - any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox Radio.

The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

GOVERNING LAW

     The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued by a Cox Radio Trust under a declaration of trust of such Cox Radio Trust and will represent beneficial interests in the assets of such Cox Radio Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Radio Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of such Cox Radio Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

     - the particular Cox Radio Trust issuing such trust preferred securities;

     - the specific designation, number and purchase price of such trust preferred securities;

     - the annual distribution rate, or method of calculation of the distribution rate, for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per trust preferred security which shall be paid out of the assets of such Cox Radio Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Radio Trust;

     - the obligation or right, if any, of such Cox Radio Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such trust preferred securities shall be listed;

     - whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

GENERAL

     The trust preferred securities of a Cox Radio Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Radio Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of trust preferred securities and trust common securities by a Cox Radio Trust will be used by such Cox Radio Trust to purchase an aggregate principal amount of junior subordinated debentures or other debt securities of Cox Radio equal to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of the Cox Radio Trust for the benefit of the holders of the related trust securities. In addition, Cox Radio will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of a Cox Radio Trust when such Cox Radio Trust does not have funds legally available for the payment thereof. See "Description of Preferred Securities Guarantees."

     The revenue of a Cox Radio Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which such Cox Radio Trust purchased with the proceeds from the sale of its trust securities. If Cox Radio fails to make a required payment in respect of such junior subordinated debentures, the applicable Cox Radio Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the Cox Radio Trusts is a separate legal entity, and the assets of one are not available to satisfy the obligations of the other.

DEFERRAL OF DISTRIBUTIONS

     So long as no debenture event of default has occurred and is continuing, Cox Radio will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox Radio elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox Radio has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox Radio may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Radio Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of the applicable Cox Radio Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If a Cox Radio Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to trust preferred securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Radio Trust or by Cox Radio pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees,"

     - distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by such Cox Radio Trust to the date such applicable redemption price is actually paid; and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox Radio or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX RADIO TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Cox Radio will have the right at any time to dissolve a Cox Radio Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of such Cox Radio Trust in liquidation of such Cox Radio Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Radio Trust as required by applicable law. Such right is subject to Cox Radio having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of such Cox Radio Trust.

     The applicable Cox Radio Trust shall automatically dissolve upon the first to occur of:

        1. certain events of bankruptcy, dissolution or liquidation of Cox
           Radio;

        2. the distribution of the related junior subordinated debentures to the holders of the trust securities of such Cox Radio Trust, if Cox Radio, as sponsor, has given written direction to the property trustee to dissolve such Cox Radio Trust, which direction is optional and, except as described above, wholly within the discretion of Cox Radio, as sponsor;

        3. the redemption of all of the trust securities of such Cox Radio
           Trust;

        4. expiration of the term of such Cox Radio Trust; and

        5. the entry of an order for the dissolution of such Cox Radio Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Radio Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Radio Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Radio Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such

Cox Radio Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Radio Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Radio Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of such Cox Radio Trust shall have a priority over the trust common securities of such Cox Radio Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox Radio will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of the applicable Cox Radio Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the applicable Cox Radio Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of the applicable Cox Radio Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Radio Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of such Cox Radio Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox Radio, as the trust common securities holder of the applicable Cox Radio Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of such Cox Radio Trust and not on behalf of Cox Radio as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of a debenture event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of the applicable Cox Radio Trust, the administrative trustees and Cox Radio, as sponsor, unless such event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox Radio, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox Radio as the trust common securities holder of the applicable Cox Radio Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of the applicable Cox Radio Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox Radio as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX RADIO TRUST

     The applicable Cox Radio Trust may not merge with or into, convert into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of a Cox Radio Trust and Distribution of Junior Subordinated Debentures." A Cox Radio Trust may, at the request of Cox Radio, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either:

      - expressly assumes all of the obligations of such Cox Radio Trust with respect to the trust securities of such Cox Radio Trust; or

      - substitutes for the trust securities of such Cox Radio Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox Radio expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of such Cox Radio Trust are then listed, if any;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Radio Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Radio Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Radio Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox Radio has received an opinion from independent counsel to such Cox Radio Trust experienced in such matters to the effect that:

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Radio Trust in any material respect, other than any dilution of such holders' interests in the new entity; and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Radio Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox Radio or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Radio Trust.

Notwithstanding the foregoing, such Cox Radio Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Radio Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Radio Trust" and "Description of Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable declaration of trust, the holders of trust preferred securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox Radio, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Radio Trust:

     - to cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust; or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Radio Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Radio Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not materially adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox Radio:

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Radio Trust; and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Radio Trust's status as a grantor trust for United States federal income tax purposes or such Cox Radio Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Radio Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Radio Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox Radio to elect to dissolve such Cox Radio Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Radio Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to such debenture trustee, or execute any trust or power conferred on the trustee, with respect to the junior subordinated debentures;

     - waive certain past defaults under the junior subordinated debenture indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

     - consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of the applicable Cox Radio Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Radio Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox Radio or any affiliate of Cox Radio shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company, or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the prospectus supplement. However, unless otherwise specified in the prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox Radio shall include Cox Radio Trust and all references to the applicable indenture will refer to the applicable declaration of trust. See "Description of Debt Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox Radio. The paying agent shall be permitted to resign as paying agent upon 30 days' prior written notice to the property trustee, the administrative trustees and Cox Radio. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox Radio, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable Cox Radio Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Radio Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the applicable declaration of trust, will undertake to perform only such duties as are specifically set forth in such declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under such declaration of trust to vote, then the property trustee shall take such action as is directed by Cox Radio and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Radio Trust in such a way that:

     - such Cox Radio Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Radio Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related junior subordinated debentures will be treated as indebtedness of Cox Radio for United States federal income tax purposes.

     Cox Radio and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Radio Trust or the applicable declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     A Cox Radio Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     A preferred securities guarantee will be executed and delivered by Cox Radio concurrently with the issuance by a Cox Radio Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. Each preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such preferred securities guarantee, including the definitions therein of certain terms, and those made a part of such preferred securities guarantee by the Trust Indenture Act.

GENERAL

     Cox Radio will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Radio Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of the applicable Cox Radio Trust, will be subject to the preferred securities guarantee:

     - any accumulated distributions required to be paid on such trust preferred securities, to the extent that such Cox Radio Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that such Cox Radio Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Radio Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of:

      - the amounts due upon the dissolution and liquidation of such Cox Radio Trust, to the extent that such Cox Radio Trust has funds legally available therefor at the time; and

      - the amount of assets of such Cox Radio Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of such Cox Radio Trust as required by applicable law.

     Cox Radio's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox Radio to the holders of the trust preferred securities entitled thereto or by causing the applicable Cox Radio Trust to pay such amounts to such holders.

     Cox Radio will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and the junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Radio Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Radio Trust's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox Radio and will rank:

     - subordinate and junior in right of payment to all other liabilities of Cox Radio, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms; and

     - senior to all capital stock now or hereafter issued by Cox Radio and to any guarantee now or hereafter entered into by Cox Radio in respect of any of its capital stock.

     The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox Radio with respect to securities of other trusts or other entities to be established by Cox Radio that are similar to a Cox Radio Trust.

     The preferred securities guarantees will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox Radio or any of its subsidiaries.

PREFERRED SECURITIES GUARANTEE OF PAYMENT

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox Radio to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. A preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by the applicable Cox Radio Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the applicable preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox Radio and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon the failure of Cox Radio to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox Radio shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the applicable preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under such preferred securities guarantee.

     If the preferred securities guarantee trustee fails to enforce a preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox Radio to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Cox Radio Trust, the preferred securities guarantee trustee or any other person or entity.

TERMINATION

     A preferred securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related trust preferred securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Radio Trust; or

     - upon the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

A preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox Radio in performance of a preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF A COX RADIO TRUST

     The trust preferred securities will represent preferred beneficial interests in the applicable Cox Radio Trust, and each Cox Radio Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox Radio and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Radio Trust, after satisfaction of the liabilities of creditors of such Cox Radio Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Radio Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Cox Radio Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Cox Radio, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox Radio, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox Radio receive payments or distributions.

      RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING
        JUNIOR SUBORDINATED DEBENTURES OR OTHER DEBT SECURITIES AND THE
                        PREFERRED SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox Radio will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the applicable Cox Radio Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Preferred Securities Guarantees." Taken together, Cox Radio's obligations under the junior subordinated debentures, the securities resolution, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee agreements provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Radio Trust's obligations under the trust preferred securities.

     If and to the extent that Cox Radio does not make payments on the junior subordinated debentures or other debt securities, the applicable Cox Radio Trust will not pay distributions or other amounts due on its trust preferred securities. A preferred securities guarantee does not cover payment of distributions when such Cox Radio Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox Radio for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures or other debt securities, as the case may be, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures or other debt securities, as the case may be, will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures to other debt securities, as the case may be, will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Cox Radio, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Cox Radio Trust except such Cox Radio Trust's obligations under its trust preferred securities; and

     - the declaration of trust provides that the applicable Cox Radio Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Radio Trust.

     Cox Radio has the right to set-off any payment Cox Radio is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox Radio has already made, or is concurrently making, a payment under the applicable preferred securities guarantee agreement.

     Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox Radio to enforce its rights under the applicable preferred securities guarantee agreement without first instituting a legal proceeding against the preferred securities guarantee trustee, the applicable Cox Radio Trust or anyone else.

     Cox Radio's default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox Radio's senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the junior subordinated debentures or other debt securities until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox Radio's failure to make required payments on any junior subordinated debentures or other debt securities would constitute a trust event of default.

     Limited Purpose of a Cox Radio Trust. The applicable Cox Radio Trust's trust preferred securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Radio Trust, and each Cox Radio Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures or other debt securities and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture or other debt securities is that a holder of a junior subordinated debenture or other debt securities is entitled to receive from Cox Radio the principal amount of and interest accrued on the corresponding junior subordinated debentures or other debt securities, while a holder of trust preferred securities is entitled to receive distributions from the applicable Cox Radio Trust, or from Cox Radio under the applicable preferred securities guarantee agreement, if and to the extent the applicable Cox Radio Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Radio Trust involving the liquidation of the junior subordinated debentures or other debt securities, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Radio Trust and after satisfaction of creditors of such Cox Radio Trust as provided by applicable law. If Cox Radio becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures or other debt securities, would be one of Cox Radio's junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox Radio's senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox Radio's stockholders receive payments or distributions. Cox Radio is the guarantor under the preferred securities guarantee agreements and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Radio Trust other than the applicable Cox Radio Trust's obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox Radio's liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures or other debt securities are expected to be substantially the same relative to Cox Radio's other creditors and to Cox Radio's stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Cox Radio may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox Radio and Cox Radio to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the Class A common stock under stock purchase contracts, either:

     - senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox Radio;

     - debt obligations of third parties, including U.S. Treasury securities; or

     - preferred securities of a Cox Radio Trust.

     The stock purchase contracts may require Cox Radio to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox Radio may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                              PLAN OF DISTRIBUTION

     Cox Radio and the Cox Radio Trusts may sell the securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Cox Radio or the Cox Radio Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox Radio in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox Radio and its subsidiaries in the ordinary course of business.

     Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, are set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox Radio and the Cox Radio Trusts, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the securities offered in the prospectus supplement for Cox Radio and the Cox Radio Trusts, respectively.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Cox Radio's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WEDR-FM, Miami, Florida; WFOX-FM, Atlanta, Georgia; WAPE-FM, Jacksonville, Florida; WFYV-FM, Jacksonville, Florida; WKQL-FM, Jacksonville, Florida; WMXQ-FM, Jacksonville, Florida; WOKV-AM, Jacksonville, Florida; WBWL-AM, Jacksonville, Florida; WPLR-FM, New Haven, Connecticut; WKHL-FM, Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM, Stamford-Norwalk, Connecticut; and WNLK-AM, Stamford-Norwalk, Connecticut incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WAPE-FM, Jacksonville, Florida; WFYV-FM, Jacksonville, Florida; WKQL-FM, Jacksonville, Florida; WMXQ-FM, Jacksonville, Florida; WOKV-AM, Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM, New Haven, Connecticut; WKHL-FM, Stamford-Norwalk, Connecticut; WSTC-AM, Stamford-Norwalk, Connecticut; WEFX-FM, Stamford-Norwalk, Connecticut; and WNLK-AM, Stamford-Norwalk, Connecticut incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Marlin Broadcasting, Inc. incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox Radio is subject to the informational requirements of the Securities Exchange Act and files reports, proxy statements and other information with the SEC. Cox Radio's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document Cox Radio files at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Cox Radio has filed.

     You can also inspect and copy any of our SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox Radio filed the following documents with the SEC. SEC rules permit Cox Radio to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference they are made a part of this prospectus.

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1999;

     - Current Report on Form 8-K, dated August 30, 1999 and filed April 19, 2000; and

     - Registration Statement on Form 8-A.

     All documents which Cox Radio will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox Radio's SEC file number for Securities Exchange Act documents is 1-12187. Cox Radio will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                                Richard Jacobson
                          Vice President and Treasurer
                                Cox Radio, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                           Telephone: (404) 843-5000

     Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

     - the prospectus;

     - the accompanying prospectus supplement; or

     - any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Cox Radio has not included or incorporated by reference separate financial statements of the Cox Radio Trusts into this prospectus. Cox Radio does not consider such financial statements to be material to holders of the trust preferred securities of the Cox Radio Trusts because:

     - all of the voting securities of the Cox Radio Trusts will be owned, directly or indirectly, by Cox Radio, a reporting company under the Securities Exchange Act of 1934;

     - each of the Cox Radio Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Cox Radio Trust and investing the proceeds thereof in junior subordinated debentures or other debt securities issued by Cox Radio; and

     - Cox Radio's obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of a Cox Radio Trust, the preferred securities guarantee issued by Cox Radio with respect to the trust preferred securities issued by such Cox Radio Trust, the debt securities or junior subordinated debentures of Cox Radio purchased by the Cox Radio Trusts and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox Radio and a full and unconditional guarantee of the trust preferred securities of each such Cox Radio Trust.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,000

                                (COX RADIO LOGO)

                          6.625% SENIOR NOTES DUE 2006

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 12, 2001

                                  ------------

                              SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.
                           BNY CAPITAL MARKETS, INC.
                       COMMERZBANK CAPITAL MARKETS CORP.
                         DRESDNER KLEINWORT WASSERSTEIN
                          FIRST UNION SECURITIES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------